Exhibit 99.1

Sypris Reports Third Quarter Results

Industrial Margins Expand

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 12, 2013--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported financial results for its third quarter ended September 29, 2013.

HIGHLIGHTS

For the Third Quarter:

  Revenue for the Company decreased 3% from the third quarter of last year.
  Revenue for the Industrial Group increased 2% from the third quarter of last year to $66.7 million, while gross profit increased 13% to $7.4 million.
  While revenue for the Electronics Group decreased from the third quarter of last year to $9.6 million, revenue increased 24% sequentially.

For the Nine Months:

  Revenue for the Company decreased 14% compared to the first nine months of last year.
  Despite an 8% decline in revenue for our Industrial Group as compared to the first nine months of last year, gross margin increased 50 basis points to 11.5%.
  Revenue and gross profit for the Electronics Group declined to $24.6 million and a loss of $0.7 million, respectively, reflecting the impact of sequestration and other defense-related spending delays.

The Company reported revenue of $76.3 million for the third quarter compared to $78.8 million for prior year period. Additionally, the Company reported a net loss of $2.0 million, or $0.10 per share, as compared to a net loss of $5.7 million, or $0.29 per diluted share, for the prior year comparable period.

For the nine months ended September 29, 2013, the Company reported revenue of $236.9 million compared to $274.1 million for the prior year comparable period. The Company reported a net loss for the nine months ended September 29, 2013 of $9.9 million, or $0.52 per share, as compared to income of $4.0 million, or $0.18 per diluted share, for the prior year period comparable period.

The results for the first nine months of 2013 included a $6.9 million non-cash impairment of goodwill, a foreign currency related loss of $0.5 million, partially offset by a gain of $1.6 million from the sale of idle assets. Net income for the nine months ended September 30, 2012 included a gain of $2.6 million in connection with the sale of idle assets, a gain of $1.9 million from the sale of marketable securities, offset by a loss from discontinued operations of $7.1 million and a foreign currency translation loss of $0.9 million.

“Our Industrial Group responded well to the reduction in production of commercial vehicles, which resulted in a 10% sequential decline in quarterly revenue,” said Jeffrey T. Gill, president and chief executive officer. “We expect the demand in the overall commercial vehicle market to remain flat throughout the remainder of 2013, before rebounding in the second quarter of 2014 as OEMs focus on the introduction of the new model year vehicles and engine technologies that offer far greater fuel efficiency than previous models.

“Our Aerospace and Defense business continues to be affected by budgetary and funding uncertainties within the U.S. Department of Defense that are not expected to be eliminated in the near term. For the longer term, we are continuing to invest in R&D in order to position the business and its product offerings for future growth and profitability, with a specific emphasis on trusted solutions for identity management, cryptographic key distribution and cyber analytics.”

The Industrial Group

Revenue for our Industrial Group was $66.7 million in the third quarter compared to $74.4 million for the second quarter of 2013 and $65.2 million for the third quarter of last year. Gross profit for the third quarter was $7.4 million, or 11.1% of revenue, compared to $8.9 million, or 11.9% of revenue for the second quarter of 2013 and $6.6 million, or 10.1% of revenue for the third quarter of 2012.

The Electronics Group

Revenue for our Electronics Group was $9.6 million in the third quarter of 2013 compared to $7.7 million for the second quarter of 2013 and $13.6 million in the third quarter of last year, reflecting a number of factors including budgetary and funding uncertainties within the U.S. Department of Defense. Gross profit for the quarter was a loss of $0.2 million, compared to a loss of $0.5 million for the second quarter of 2013 and profit of $2.8 million for the third quarter of 2012, primarily reflecting the lower sales volume and change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution of our business. We expect recent investments in production cells and automation by our Industrial Group to contribute to further margin expansion going forward. Our Electronics Group will continue to face near-term revenue challenges that we expect to be ongoing until the outlook for defense spending is clarified.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of potentially adverse outcomes in ongoing contract renewal negotiations with Dana Holding Corporation and Meritor Inc.; our ability to successfully develop, launch or sustain new products and programs within the Electronics Group; dependence on, retention or recruitment of key employees especially in challenging markets; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the costs of compliance with our auditing, regulatory or contractual obligations; potential impairments, non-recoverability or write-offs of assets or deferred costs; inventory valuation risks including excessive or obsolescent valuations; volatility of our customers’ forecasts, production levels, financial conditions, market shares, product requirements or scheduling demands; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	September 29,	September 30,
	2013	2012
	(Unaudited)
Revenue	$76,278	$78,763
Net loss	$(1,995)	$(5,739)
Basic (loss) income per common share:
Continuing operations	$(0.10)	$0.03
Discontinued operations	-	(0.33)
Net (loss) income per share	$(0.10)	$(0.30)
Diluted (loss) income per common share:
Continuing operations	$(0.10)	$0.03
Discontinued operations	-	(0.32)
Net loss per share	$(0.10)	$(0.29)
Weighted average shares outstanding:
Basic	19,373	19,074
Diluted	19,373	19,567

	Nine Months Ended
	September 29,	September 30,
	2013	2012
	(Unaudited)
Revenue	$236,855	$274,138
Net (loss) income	$(9,948)	$3,987
Basic (loss) income per common share:
Continuing operations	$(0.52)	$0.56
Discontinued operations	-	(0.37)
Net (loss) income per share	$(0.52)	$0.19
Diluted (loss) income per common share:
Continuing operations	$(0.52)	$0.55
Discontinued operations	-	(0.37)
Net (loss) income per share	$(0.52)	$0.18
Weighted average shares outstanding:
Basic	19,303	19,038
Diluted	19,303	19,423

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$66,650	$65,176	$212,231	$230,548
Electronics Group	9,628	13,587	24,624	43,590
Total net revenue	76,278	78,763	236,855	274,138
Cost of sales:
Industrial Group	59,233	58,602	187,846	205,146
Electronics Group	9,784	10,787	25,336	33,881
Total cost of sales	69,017	69,389	213,182	239,027
Gross profit (loss):
Industrial Group	7,417	6,574	24,385	25,402
Electronics Group	(156)	2,800	(712)	9,709
Total gross profit	7,261	9,374	23,673	35,111
Selling, general and administrative	7,689	7,633	22,445	22,926
Research and development	547	1,084	2,843	2,513
Amortization of intangible assets	-	22	30	66
Impairment of goodwill	-	-	6,900	-
Operating (loss) income	(975)	635	(8,545)	9,606
Interest expense, net	124	98	390	320
(Gain) on sale of marketable securities	-	(1,313)	-	(1,850)
Other expense (income), net	38	561	(1,416)	(1,970)
(Loss) income from continuing operations before taxes	(1,137)	1,289	(7,519)	13,106
Income tax expense, net	858	697	2,429	1,989
(Loss) income from continuing operations	(1,995)	592	(9,948)	11,117
Loss from discontinued operations, net of tax	-	(6,331)	-	(7,130)
Net (loss) income	$(1,995)	$(5,739)	$(9,948)	$3,987
Basic (loss) income per share:
(Loss) income per share from continuing operations	$(0.10)	$0.03	$(0.52)	$0.56
Loss per share from discontinued operations	-	(0.33)	-	(0.37)
Net (loss) income per share	$(0.10)	$(0.30)	$(0.52)	$0.19
Diluted (loss) income per share:
(Loss) income per share from continuing operations	$(0.10)	$0.03	$(0.52)	$0.55
Loss per share from discontinued operations	-	(0.32)	-	(0.37)
Net (loss) income per share	$(0.10)	$(0.29)	$(0.52)	$0.18
Dividends declared per common share	$0.02	$0.02	$0.06	$0.06
Weighted average shares outstanding:
Basic	19,373	19,074	19,303	19,038
Diluted	19,373	19,567	19,303	19,423

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	September 29,	December 31,
	2013	2012
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$9,613	$18,664
Accounts receivable, net	46,454	38,530
Inventory, net	37,600	33,958
Other current assets	4,483	4,946
Total current assets	98,150	96,098
Property, plant and equipment, net	46,138	53,050
Goodwill	-	6,900
Other assets	4,630	4,920
Total assets	$148,918	$160,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,001	$36,267
Accrued liabilities	23,025	21,988
Total current liabilities	69,026	58,255
Long-term debt	13,026	19,000
Other liabilities	13,698	20,780
Total liabilities	95,750	98,035
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued
	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued
	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued
	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,410,940 shares issued and 20,376,575 outstanding in 2013 and 20,190,116 shares issued and 20,155,268 outstanding in 2012

	204	202
Additional paid-in capital	150,452	149,576
Retained deficit	(76,440)	(65,282)
Accumulated other comprehensive loss	(21,047)	(21,562)
Treasury stock, 34,365 and 34,848 shares in 2013 and 2012, respectively	(1)	(1)
Total stockholders’ equity	53,168	62,933
Total liabilities and stockholders’ equity	$148,918	$160,968

Note: The balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended

	September 29,	September 30,
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(9,948)	$3,987
Loss from discontinued operations	-	(7,130)
(Loss) income from continuing operations	(9,948)	11,117
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,355	9,141
Gain on the sale of marketable securities	-	(1,850)
Stock-based compensation expense	1,452	1,331
Deferred revenue recognized	(6,000)	(5,919)
Deferred loan costs recognized	58	58
Gain on the sale of assets	(1,645)	(2,625)
Provision for excess and obsolete inventory	1,021	629
Goodwill impairment	6,900	-
Other noncash items	549	1,514
Contributions to pension plans	(477)	(1,312)
Changes in operating assets and liabilities:
Accounts receivable	(7,931)	(887)
Inventory	(4,656)	(3,035)
Prepaid expenses and other assets	535	(638)
Accounts payable	9,888	(5,507)
Accrued and other liabilities	31	(930)
Net cash (used in) provided by operating activities	(868)	1,087
Cash flows from investing activities:
Capital expenditures	(3,092)	(4,106)
Proceeds from sale of marketable securities	-	1,271
Proceeds from sale of assets	2,265	4,542
Net cash (used in) provided by investing activities	(827)	1,707
Cash flows from financing activities:
Net payments on Credit Facility	(5,974)	(2,000)
Common stock repurchases	(9)	(575)
Indirect repurchase of shares for minimum statutory tax withholdings	(565)	(511)
Cash dividends paid	(808)	(801)
Proceeds from issuance of common stock	-	1
Net cash used in financing activities	(7,356)	(3,886)
Net decrease in cash and cash equivalents	(9,051)	(1,092)
Cash and cash equivalents at beginning of period	18,664	18,173
Cash and cash equivalents at end of period	$9,613	$17,081

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer